FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 5, 2007

HURCO NAMES PHILIP JAMES AS A NEW DIRECTOR

INDIANAPOLIS, INDIANA - April 5, 2007 - Hurco Companies, Inc. (NASDAQ Global Market: HURC)

Hurco Companies, Inc. (the “Company”) announces today that Philip James has been appointed as a new Director of the Board of the Company effective April 5, 2007.  Mr. James worked for The Ingersoll Milling Machine Company for more than 30 years until 1997, with his last position as Executive Vice President-International. From 1997 until April 2001, Mr. James was Group Vice President of Brown & Sharpe Measuring Systems Division where he led the acquisition of majority control of a Chinese manufacturer of coordinate measuring machines and developed it into the leading manufacturer in China for this type of equipment. Mr. James led the acquisition by Dalian Machine Tool Company in China of Ingersoll Production Machines and became its CEO in October 2002. In February 2004, Mr. James was elected as the only foreign member of the Board of Directors of Dalian Machine Tool Company and held that position until his retirement in October 2006. Mr. James is currently President of James Consulting Associates LLC, providing strategic advice to senior management of global manufacturing companies with a special emphasis on China, where he has conducted business extensively for 25 years.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting industry.  The end market for the company’s products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China and Singapore, along with manufacturing operations in Taiwan.  Products are sold through independent agents and distributors in the United States, Europe and Asia.  The Company also has direct sales forces in the United Kingdom, Germany, France, Italy and Asia.
Web Site:  www.hurco.com

Contact:    Hurco Companies, Inc.
                   Michael Doar
                   317-293-5309